UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)           October 14, 2008
Park National Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 North Third Street, P.O. Box 3500, Newark, Ohio	43058-3500

(Address of principal executive offices)	(Zip Code)
(740) 349-8451

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	— Results of Operations and Financial Condition
and

Item 2.06	— Material Impairments
     On October 14, 2008, Park National Corporation (“Park”) issued a news release (the “News Release”) announcing an expected material impairment charge to the goodwill recorded as a result of the merger of Vision Bancshares, Inc. (“Vision”) into Park on March 9, 2007. Park expects the reduction in goodwill and associated charge to earnings to be approximately $55 million, which will be recorded as of September 30, 2008. This charge to earnings will have no impact on regulatory capital, cash, or Park’s ability to pay dividends at historical levels.
     Park acquired all of the stock and outstanding stock options of Vision for $171.1 million, including $87.8 million in cash and $83.3 million in Park common shares. Total intangible assets recognized by Park as a result of the acquisition were $121.7 million, consisting of $109.0 million of goodwill and $12.7 million in core deposit intangibles. The core deposit intangible balance continues to be amortized over six years and had a balance of $9.4 million at September 30, 2008.
     On January 15, 2008, Park had announced an impairment charge of $54 million in respect of the value of the goodwill previously recognized as a result of the Vision acquisition. This goodwill impairment charge was recorded as of December 31, 2007 and based upon management’s calculation of the estimated fair value of the assets of Vision Bank at December 31, 2007. Further disclosure regarding the goodwill impairment charge recorded as of December 31, 2007 is included in “Item 2.02 — Results of Operations and Financial Conditions” and “Item 2.06 — Material Impairments” of the Current Report on Form 8-K filed by Park on January 15, 2008 and in “Note 1 — SUMMARY OF SIGNIFICANT ACCOUNTNG POLICIES — Goodwill and Other Intangible Assets” of the Notes to Consolidated Financial Statements included in Park’s 2007 Annual Report and incorporated by reference into “Item 8. Financial Statements and Supplementary Data” of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
     Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets (as amended)” requires goodwill to be tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired, by comparing the fair value of such goodwill to its recorded or carrying amount. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess. In “Note 2 — Acquisitions and Intangible Assets” of the Notes to Consolidated Condensed Financial Statements included in “Item 1. Financial Statements” of Park’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, Park disclosed that based on the increased level of net loan charge-offs at Vision Bank during the first six months of 2008, management had determined that it would be prudent to test for goodwill impairment during the third quarter of 2008. Park has continued to experience credit deterioration in Vision Bank’s marketplace during the third quarter of 2008.
     On October 14, 2008, the Board of Directors of Park reviewed management’s valuation of the fair value of Vision Bank and concluded that Vision Bank should recognize an impairment charge and write down the remaining value of the goodwill previously recorded as a result of the Vision acquisition (approximately $55 million), resulting in goodwill with a balance of zero.

Item 8.01	— Other Events
Declaration of Cash Dividend
     As reported in the News Release, on October 14, 2008, the Park Board of Directors also declared a $0.95 per share regular quarterly cash dividend in respect of Park’s common shares. The dividend is payable on December 10, 2008 to shareholders of record as of the close of business on November 26, 2008. A copy of the News Release is included as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	— Financial Statements and Exhibits.
     (a) Not applicable
     (b) Not applicable
     (c) Not applicable
     (d) Exhibits. The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	News Release issued by Park National Corporation on October 14, 2008

[Remainder of page intentionally left blank;
signature on following page.]

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION
Dated: October 14, 2008	By:	/s/ John W. Kozak
John W. Kozak
Chief Financial Officer

INDEX TO EXHIBITS
Current Report on Form 8-K
Dated October 14, 2008
Park National Corporation

Exhibit No.	Description

99.1	News Release issued by Park National Corporation on October 14, 2008

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